Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124402) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, as amended, Registration Statement (Form S-8 No. 333-10400) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan and Registration Statement (Form S-8 No. 333-7870) pertaining to the Fresh Del Monte Produce Inc. 1997 Share Incentive Plan, of our report dated February 27, 2006 (except for the second paragraph of Note 24, as to which the date is March 3, 2006), with respect to the consolidated financial statements of Fresh Del Monte Produce Inc. and our report dated February 27, 2006 with respect to the financial statement schedule of Fresh Del Monte Produce Inc. included in the Annual Report (Form 20-F) for the year ended December 30, 2005.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
February 27, 2006